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                                                                   EXHIBIT 10.24

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 26th day of June 2002, by and between Gemstar TV Guide International, Inc. ("Gemstar"), and Ryan O'Hara (hereinafter referred to as "Employee") (together the "Parties");

        WHEREAS, Gemstar desires to employ Employee, and Employee desires to the employed by Gemstar, upon the terms and conditions set forth in this Agreement; and

        WHEREAS, Employee acknowledges that he has had an opportunity to consider this agreement and consult with independent advisor(s) of his choosing with regard to the terms of this Agreement, and enters this agreement voluntarily and with a full understanding of its terms;

        NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the Parties agree as follows:

        1. Employment and Term. Gemstar agrees to employ Employee as Senior Vice President, Corporate Strategy and Business Development for a period of three (3) years ("Employment Period"), unless terminated in accordance with
Section 3 hereof. Employee will work at Gemstar's offices in Pasadena, California and will report directly to the Chief Executive Officer who will from time-to-time establish Employee's duties and responsibilities, subject to Employee also accepting direction from the Chief Executive Officer. The Employment Period will commence on June 26, 2002 ("Start Date"). Each full twelve (12) month period that Employee is employed by Gemstar after the Start Date shall be referred to herein as an "Employment Year." Employee shall devote his full time and attention, with undivided loyalty, to the business and affairs of Gemstar during the Employment Period. Employee shall not engage in any other business or job activity during the Employment Period without Gemstar's prior written consent. Employee shall be based in Pasadena, California. In the future event Employee's employment with the Company requires him to relocate, the parties to this Agreement will mutually agree, in good faith, on an appropriate relocation reimbursement amount.

        2. Compensation. During the Employment Period, Employee shall receive compensation from Gemstar for his services hereunder determined as follows:

                (A) Base Salary. Gemstar agrees to pay to Employee a base salary ("Base Salary"), in the amount of four-hundred thousand dollars (US $400,000) per Employment Year, to be paid not less frequently than monthly and in accordance with Gemstar's usual payroll practices. The Base Salary shall increase by at least seven percent (7%) each Employment Year. Decisions regarding further increases in Base Salary shall be made entirely at the discretion of the Chief Executive Officer.

                (B) Bonus. Employee will be eligible for an annual bonus ("Bonus"). The decision to award or not award a Bonus, and the amount of the Bonus (targeted at thirty percent (30%) of the then Base Salary), shall be made entirely at the discretion of the Chief Executive Officer.

                (C)     Stock Options. Subject to the approval of the Company's

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Compensation Committee, the Company shall grant Employee an option to purchase two-hundred thousand (200,000) shares of the Company's common stock ("Initial Option Grant). The Initial Option Grant will be made pursuant and subject to the terms and conditions of the Gemstar International Group Limited 1994 Stock Incentive Plan as Amended and Restated, and Employee shall execute any documents or agreements required by Gemstar to implement the Initial Option Grant. The per share exercise price of the options comprising the Initial Option Grant will be equal to the per share fair market value of the common stock on the grant date, and shall vest in equal installments at the end of each Employment Year during the Term, subject to earlier expiration in the event of the termination of Employee's employment, and subject to other terms which are consistent with the grants made to other employees of the Company.

                (D) Relocation Bonus. Gemstar agrees to provide Employee with a one-time payment of twenty-five thousand dollars (US$25,000) as a relocation bonus. Employee agrees that, in the event that he terminates his employment prior to completing the first Employment Year, Employee shall be obligated to reimburse Gemstar for a pro rata portion of the Relocation Bonus, to be calculated based upon the number of months that he was employed with Gemstar during the first Employment Year.

                (E) Benefits. During the Employment Period, Gemstar agrees to provide Employee with the following benefits ("Benefits"):

                        (i) Business Expense Reimbursement. The Company shall reimburse Employee for reasonable travel, professional and other business expenses incurred by Employee in performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the term of this Agreement, provided Employee, presents to Company, from time to time, an itemized account or other appropriate documentation of such expenses.

                        (ii)    Vacation. Employee shall be entitled to three
(3) weeks of paid vacation during each Employment Year, provided, however, that the Parties must mutually agree as to the time during any Employment Year when such vacation may be taken.

                        (iii) Health Insurance. Gemstar will provide health insurance coverage for Employee on the same terms as such coverage is provided to other employees.

                        (iv) Automobile allowance. As additional compensation for Employee's services to the Company, the Company shall pay Employee a monthly automobile of six hundred dollars (US $600) during the Employment Period.

                (F) Additional Benefits. In addition to the foregoing, Employee will be eligible to participate in benefit plans and policies provided to other Gemstar employees of similar status, and the terms and conditions existing, and as may be change from time to time, for participation in those plans and policies.

        3. Termination. Either Gemstar or Employee may terminate Employee's employment in accordance with the following provisions:

                (A) Termination by Expiration. Employee's employment will terminate

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automatically upon conclusion of the third Employment Year provided the parties do not agree in writing to extend Employee's employment with Gemstar. In the event of termination by expiration, Employee will not be entitled to any further compensation or benefits other than his Base Salary and Benefits through the effective date of the expiration of this Agreement.

                (B) Termination by Gemstar. Employee's employment may be terminated by Gemstar at will, with or without cause, subject to the following:

                        (i) In the event that Employee's employment is terminated by Gemstar for Cause or Incapacity, Gemstar agrees to pay Employee his Base Salary and Benefits through the effective date of termination as set by Gemstar, and Employee shall not be entitled to any further compensation or benefits provided under this Agreement.

                                (a)     Cause for termination shall include, but
shall not be limited to: (1) Employee's conviction, or plea of nolo contendere, for any felony charges brought in any court of competent jurisdiction; (2) Any fraud, misrepresentation or willful misconduct by Employee against Gemstar, (3) any conduct which is detrimental to the company; or (4) Employee's breach of any provision of this Agreement or any other Agreement with Gemstar.

                                (b)     Incapacity shall include death and any
injury or illness leading to the inability of Employee to properly perform duties for a period of more than one hundred and twenty (120) days in the aggregate or ninety (90) consecutive days, in any twelve (12) month period during the Employment Period.

                        (ii) In the event Employee's employment is terminated by Gemstar other than for Cause or Incapacity, and subject to Employee's continued compliance with all the provisions of this Agreement, the Company shall pay Employee commencing from the date of notice of termination for other than for Cause or Incapacity, a lump sum equal to the lesser of: (a) eighteen
(18) month of salary, based upon the then current Base Salary; or (b) an amount equal to the total amount of salary which would have been paid Employee, based upon the then current Base Salary calculated to the end of the Employment Period. Additionally, any stock options which have been granted to Employee during the Employment Period, which would have vested in the given Employment Year of such a termination, will vest as of the date of notice of such termination for other than Cause or Incapacity.

                (C) Termination by Employee. If Employee's employment with Gemstar is terminated by Employee for any reason, Employee shall be entitled only to his Base Salary and Benefits through the date of termination and shall not be entitled to any further compensation or benefits pursuant to this Agreement. Employee agrees to give Gemstar at least ninety (90) days prior written notice of termination of his employment. Gemstar shall have the right in its sole discretion to continue to employ Employee for ninety (90) days, or for a shorter period with pay in lieu of notice to Employee in the amount to which Employee would have been entitled if employed for the (90) ninety-day notice period. Employee agrees to use his best efforts, upon request by the Company, to assist Gemstar to locate and hire a suitable replacement.

        4. Additional Duties to Gemstar. Employee acknowledge that, pursuant to his employment with Gemstar, he will necessarily have access to trade secrets and information that

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is confidential and proprietary to Gemstar in connection with the performance of his duties. In consideration for the disclosure to Employee of and the grant to Employee of access to such valuable and confidential information and in consideration of his employment, Employee shall comply in all respects with the provisions of this Section 4, including the subparagraphs below. Employee agrees that from time-to-time as a condition of continued employment he will be required to execute documents and/or agreements, including but not limited to the Employee Confidential Information and Intellectual Property Agreement (a copy of the current version of which is attached hereto as Schedule A) reaffirming, restating or modifying his obligations to Gemstar with respect to the matters set forth in this paragraph, including the subparagraphs below. Unless expressly and explicitly provided in such agreements/documents that the obligations undertaken in this paragraph 4, including the subparagraphs below, are superceded by such agreements/documents, the obligations undertaken herein shall remain in full force and effect, together with any additional obligations undertaken by Employee pursuant to this paragraph.

                (A) Confidentiality. During the Employment Period and thereafter, Confidential Information of Gemstar of which Employee gains knowledge or possession during the Employment Period, or prior thereto in connection with his hiring, shall be used by Employee only for the benefit of Gemstar in connection with Employee's performance of his employment duties, and Employee shall not disclose, communicate, divulge or otherwise make available, or use, any such information, other than for the immediate benefit of Gemstar in connection with Employee's performance of his employment duties. For purpose of this Agreement, the term "Confidential Information" means information not generally known to the public and which is proprietary to Gemstar and relates to Gemstar's existing or reasonably foreseeable business or operations, including but not limited to trade secrets, business plans, advertising or public relations strategies, financial information, budgets, personnel information, development, manufacturing, engineering, processing, product designs (whether or not patented or patentable), purchasing and licensing, may be embodied in reports or other writing or in blue prints or in other tangible forms such as equipment and models. Employee will return to Gemstar all Gemstar property and documents in his possession, custody or control at the conclusion of his employment.

                (B) Loyality. During the Employment Period and for any period Employee is receiving compensation from Gemstar, Employee shall not, without prior written consent from the Chief Executive Officer, on his own account or as an employee, agent, promoter, consultant, partner, officer, director, or shareholder of any other person, firmentity, partnership or corporation, own, operate, lease, franchise, conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in any business in the continental United States that is, in any way, competitive with or similar to the business that is conducted by Gemstar or is in the same general field or industry as Gemstar. Notwithstanding, the foregoing, Employee's ownership of one percent(1%) or less of any publicly traded company, irrespective of such public company's business shall not be considered a breach of this Section 4(B), provided Employee is not otherwise in violation of any applicable securities laws or regulations.

Without limiting the generality of the foregoing, Employee does hereby covenant not to, during the Employment Period and for any period that he is receiving any form of compensation or

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benefits from Gemstar:

                        (i) solicit, accept or receive any compensation from any customer of Gemstar or any business competitive to that of Gemstar or

                        (ii) contact, solicit or call upon any customer or supplier or Gemstar on behalf of any person or entity other than Gemstar for the purpose of selling, providing or performing any services of the type normally provided or performed by Gemstar; or

                        (iii) induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity has with Gemstar; or

                        (iv) induce or attempt to induce any person or entity to terminate, cancel or breach any contract which such person or entity has with Gemstar, or receive or accept any benefits from such termination, cancellation or breach.

                (C) Non-Solicitation of Employees. During the Employment Period, during any period Employee is receiving compensation from Gemstar, and for one (1) year thereafter, Employee agrees not directly or indirectly to solicit, induce or attempt to solicit or induce any employee of Gemstar to terminate his or her employment with Gemstar in order to become employed by any other person or entity.

                (D) Injunctive Relief. Employee expressly agrees that the covenants set forth in this Section 4 are reasonable and necessary to protect Gemstar and its legitimate business interests, and to prevent the unauthorized dissemination of Confidential Information to competitors of Gemstar. Employee also agrees that Gemstar will be irreparably harmed and that damages alone cannot adequately compensate Gemstar if there is a violation of this Section 4 by Employee, and that injunctive relief against Employee is essential for the protection of Gemstar. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, Gemstar shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys' fees actually incurred for the securing of such relief. Furthermore, Employee agrees that Gemstar shall not be required to post a bond or other collateral security with the court if Gemstar seeks injunctive relief.

        5. Notices. Any notice which either party may wish or be required to give to the other party pursuant to this Agreement shall be in writing and shall be either personally served or deposited in the United States mail, registered or certified and with proper postage prepaid, addressed as follows:

         To Gemstar:

         Jonathan B. Orlick
         Executive Vice President, General Counsel
         Gemstar-TV Guide International, Inc
         135 North Los Robles Avenue
         Suite 800
         Pasadena, CA 91101

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         To Employee:

         Ryan O'Hara
         1239 El Hito Circle
         Pacific Palisades, CA 90272

or to such other address as the Parties may designate from time to time by written notice to the other party given in the above manner. Notice given by personal service shall be deemed effective upon service. Notice given by registered or certified mail shall be deemed effective three (3) days after deposit in the mail.

        6.      Miscellaneous.

                (A) Other Policies. Employee agrees understands that during his employment with Gemstar he will be subject to all of the Gemstar rules of conduct, policies, and procedures generally applicable to Employee unless inconsistent of terms of this Agreement to an extent not possible to be harmonized with the terms of this Agreement. In the event of an irreconcilable conflict with a Gemstar rule of conduct, policy, or procedure, the terms of this Agreement shall be applied.

                (B) Cooperation. Employee agrees during the Employment Period that he shall cooperate in assisting the Company and its affiliates in any litigation, arbitration or administrative matter, pending or otherwise, related to the company and its business. Employee further agrees that after the Employment Period he shall cooperate in assisting the Company and its affiliates in any litigation, arbitration or administrative matter, pending or otherwise, related to the Employee's work at the Company during the Employment Period. Employee acknowledges such assistance and cooperation may be requested of Employee from time to time during the Employment Period and thereafter as set out above.

                (C)     Savings & Severability. If any restriction set forth in
Section 4 of this Agreement is held to be unreasonable, then the Parties agree, and hereby submit, to the reduction and limitation of such restriction to such area or period or scope as shall be deemed reasonable and enforceable. The Parties also agree that if any other provision of this Agreement (or portion thereof) is held to be unenforceable, that such unenforceability will not affect any other provision (or portion thereof) and this Agreement shall be construed as if such unenforceable provision or portion had never been contained herein.

                (D) Prior Obligations of Employee. Employee represents and warrants that, by entering this Agreement, he is not breaching any contractual relationship or obligation toward any person or entity. Furthermore, he understands that Gemstar is hiring him solely for the purpose of engaging his skill and expertise and not to acquire trade secrets or confidential information belonging to any other person or entity.

                (E) Governing Law. This agreement and all remedies hereunder shall be construed and enforced in accordance with the laws of the State of California.

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                (F)     Jurisdiction; Venue; Attorneys' Fees. The parties do
hereby agree and submit to personal jurisdiction in the State of California for the purposes of any proceedings brought to enforce or construe the terms of this Agreement or to resolve any dispute or controversy arising under, as a result of, or in connection with this Agreement, and do hereby agree and stipulate that any such proceedings shall be venued and held in Pasadena, California. The prevailing party in any such proceedings shall be entitled to recover from the losing party all costs that it has incurred as a result of such proceeding including but not limited to all travel costs and attorneys' fees.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first set forth above.

Gemstar-TV Guide International, Inc.


By: /s/ Jon Orlick
   ---------------------------------
Title: EVP
      ------------------------------


Employee:


 /s/ Ryan O'Hara 8-1-02
--------------------------------

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                                   Schedule A

                        EMPLOYEE CONFIDENTIAL INFORMATION
                      AND INTELLECTUAL PROPERTY AGREEMENT.

        This Agreement (hereinafter "Agreement") is entered into as of this ___ day of _________, 2002, by and between GEMSTAR - TV GUIDE INTERNATIONAL (hereinafter "GTV") and ________________ (hereinafter "Employee")

        In consideration of employment by GTV, Employee hereby agrees as follows:

        1.0 Employee represents that his or her performance of this Agreement and as an employee of GTV does not and will not breach any agreement to keep in confidence information acquired by him in confidence or trust prior to entering into this Agreement. Employee has not entered into and will not enter into, any agreement written or oral in conflict herewith. During Employee's employment by GTV, Employee shall not improperly use or disclose any confidential information or trade secrets. In any, of any former employer or other person to whom Employee has an obligation of confidentiality.

        2.0 At all times during the term of this Agreement and thereafter, Employee will hold in strictest confidence and will not disclose, use lecture upon or publish any of GTV's Proprietary information (defined below). except as such disclosure, use or publication may be required in connection with Employee's work for GTV or unless an officer of GTV expressly authorizes such in writing and shall use his or her best efforts to prevent and report any such unauthorized disclosure or usage by any other person. Employee hereby assigns to GTV any rights he or she may have or acquire in such Proprietary information and recognizes that all Proprietary information shall be the sole property of GTV and its assignees and that GTV and its assigns shall be the sole owner of all patent rights, copyrights, mask work rights, trade secret rights and all other rights throughout the world (collectively "Proprietary Rights") in connection therewith.

                The term "Proprietary information" shall mean trade secrets, confidential knowledge, date or any other proprietary information of GTV. By way of illustration but not limitation, "Proprietary Information" includes (a) inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques (hereinafter collectively referred to as "inventions"): and (b) information regarding plans for research, development, new products, marketing and selling business plans budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers: and information regarding the skills and compensation of other employees of GTV.

        3.0 Employee hereby assigns to GTV all his or her right, title and interest in and any and all inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by him or her, either alone or jointly with others, during the period of his or her employment with GTV. Employee recognizes that this Agreement does not require assignment of any invention demonstrated by Employee to quality fully for protection under
Section 2870 of the California Labor Code, a copy of which is attached hereto as Appendix A. Employee acknowledges that all original works of authorship which are made by him or her (solely or jointly with others) within the scope of his or her employment and which are protectable by copyright are `works made for hire', as that term i? defined in the United States Copyright Act (17 U.S.C.
Section 101). Employee shall assist the Company (at its expense) in obtaining patents, copyrights, trademarks or other intellectual property and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to apply for, prosecute, obtain or enforce such intellectual property. Should the Company be unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain or enforce any patent, copyright, trademark or other intellectual property right, whether due to the Employee's mental or physical incapacity or any other cause. Employee hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as the Employee's agent and attorney in fact to act for and in the Employee behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the application prosecution, issuance or enforcement of such intellectual property or the rights or protections with the same force and effect as if executed and delivered by Employee.

        4.0 Employee agrees that all files, records, documents, equipment, and other tangible or intangible items relating to the business of GTV, whether prepared by Employee or otherwise, are and shall remain exclusively the property of GTV and that they shall be removed from the promises of GTV only in accordance with GTV's established written policy or with the prior written consent of GTV and shall be returned to GTV upon termination of this Agreement.

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        5.0     Employee hereby represents and agrees that the services to be performed under the terms of this Agreement are of a fiduciary and confidential nature which may entitle Employee to access to proprietary information and documents, the dissemination or loss of which may cause severe damage to GTV and which cannot be reasonably or adequatety compensated in damages in an action at law. Employee therefore expressly agrees that GTV as employer. In addition to any other rights or remedies. In law or equity or under this Agreement, which GTV may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

        6.0 The rights and obligations under the Agreement shall survive the termination of employment by any means.

        7.0 This Agreement and the rights thereunder shall be governed by and interpreted in accordance with the laws of the State of California.

        IN WITNESS WHEREOF, the Employee has executed this Agreement as of the day and year first above written.


EMPLOYEE

--------------------------------------------------------------------------------
Employee's Signature                                 Date

Name:
      ---------------------------

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                                   APPENDIX A

CALIFORNIA LABOR CODE SECTION 2870

        (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                (2) Result from any work performed by the employee for the employer.

        (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded form being required to be assigned under subdivision (a). the provision is against the public policy of this state and is unenforceable.

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